Exhibit 3.99

CERTIFICATE OF FORMATION

OF

DCT SOUTHCREEK – EAGLES LANDING, LLC

1.	The name of the limited liability company (the “LLC”) is DCT Southcreek – Eagles Landing, LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 24th day of May, 2004.

By:	/s/ Suzanne F. Thackston
Suzanne F. Thackston
Authorized Person